Exhibit 99.1

Contact:

Karen L. Howard
Vice President – Finance and Chief Financial Officer
Columbus McKinnon Corporation
716-689-5550
Karen.howard@cmworks.com

Columbus McKinnon Announces Sale of
American Lifts Business

AMHERST, N.Y., November 16, 2009 – Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced the sale of certain assets within its American Lifts business to Autoquip Corporation for $2.4 million in cash.  The transaction closed on October 30, 2009.

 Autoquip, based in Guthrie, Oklahoma, designs and manufactures high quality scissor lift tables, vertical ram lifts and dock levelers that will be complemented by the American Lifts brand of versatile engineered lift tables.  Autoquip plans to move the manufacturing of the American Lifts products to its Guthrie facility and Columbus McKinnon will close its Greensburg, Indiana, location and plans to sell the facility.

Timothy T. Tevens, President and Chief Executive Officer of Columbus McKinnon, commented, “American Lifts has a very strong brand in customized lift tables.  Yet, as we rationalize operations and evaluate our product portfolio, it is clear that highly customized, distinctive application products, such as these lift tables are not a good strategic fit with our line of material handling equipment.”

The American Lifts business contributed approximately $7 million of revenue to Columbus McKinnon in the fiscal year that ended March 31, 2009.  The Company expects to record a $0.8 million pretax gain on the transaction in its fiscal 2010 third quarter, which ends December 31, 2009.

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure materials.  Key products include hoists, cranes, actuators chain and forged attachments.  The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Comprehensive information on Columbus McKinnon is available on its web site at http://www.cmworks.com.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

###